UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

October 1, 2014
Date of report (date of earliest event reported)

LPL Financial Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34963	20-3717839
(State or other jurisdictions of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Nos.)

75 State Street
Boston MA 02109
(Address of principal executive offices) (Zip Code)

(617) 423-3644
(Registrant's telephone number, including area code)

N/A
(Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On October 1, 2014 (the “Closing Date”), LPL Financial Holdings Inc. (“Holdings” and, together with its subsidiaries, the “Company”) entered into a Second Amendment, Extension and Incremental Assumption Agreement (the “Amendment”) among Holdings, LPL Holdings, Inc., a Massachusetts corporation (the “Borrower”), the other Credit Parties signatory thereto, the several Lenders and Additional Lenders parties thereto, Bank of America, N.A. as Administrative Agent, Collateral Agent, Letter of Credit Issuer and Swingline Lender, J.P.Morgan Chase Bank, N.A., as future administrative agent and the other parties thereto. The Amendment supplements and amends the Borrower’s Credit Agreement, dated as of March 29, 2012, among Holdings, the Borrower, the Lenders from time to time party thereto, Bank of America, N.A. as Administrative Agent, Collateral Agent, Letter of Credit Issuer and Swingline Lender and the other parties thereto, as previously amended by that certain First Amendment and Incremental Assumption Agreement, dated as of May 13, 2013, among Holdings, the Borrower, the other Credit Parties signatory thereto, the several Lenders and Additional Lenders parties thereto, Bank of America, N.A. as Administrative Agent and the other parties thereto (the “Credit Agreement”).
Pursuant to the Amendment, among other things:

•
Lenders extended the maturity date of the tranche A term loans and the revolving credit commitments from March 29, 2017 to September 30, 2019, subject, in each case, to a springing maturity 91 days inside of the existing tranche B term loan maturity date of March 29, 2019 if the tranche B term loans have not been refinanced, repaid or extended by December 29, 2018;

•	all of the non-extended tranche A term loans were refinanced with incremental tranche A term loans (together with the extended tranche A term loans, the “Extended Tranche A Term Loans”);

•
Lenders and Additional Lenders made new revolving credit commitments of $150 million to increase the aggregate amount of extended revolving credit commitments to $400 million (the “Extended Revolving Credit Commitments”); and

•
all of the Lenders and Additional Lenders party to the Amendment consented to certain amendments to the Credit Agreement, including increasing the “fixed” part of the general dividends basket in the Credit Agreement from $250 million to $400 million, subject to the Borrower receiving additional consents of Lenders that, together with the consents pursuant to the Amendment, constitute consent of the Required Lenders (as defined in the Credit Agreement).

The Extended Revolving Credit Commitments are available for the working capital requirements and other general corporate purposes of the Company, including share repurchases.
The Extended Tranche A Term Loans require quarterly repayments equal to 7.5% per year, commencing with the quarter ending December 31, 2017. The Amendment did not change the interest rates under the Credit Agreement: the Extended Tranche A Term Loans and the Extended Revolving Credit Commitments bear interest at a rate per annum ranging from either (a) 75 to 150 basis points over the base rate or (b) 175 to 250 basis points over the LIBOR rate, in each case, depending on the Borrower’s leverage ratio. The leverage ratio condition for each reduction in the interest rate applicable to the Extended Tranche A Term Loans and Extended Revolving Credit Commitments, however, was adjusted by 0.25:1.00 in the Borrower’s favor pursuant to the Amendment.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The descriptions in Item 1.01 are incorporated herein by reference.

Item 8.01	Other Events.
On October 1, 2014, the board of directors of Holdings authorized Holdings to repurchase up to an additional $150 million of its issued and outstanding shares of common stock through open market or privately negotiated transactions, with the timing of purchases and the amount of shares purchased generally determined at the discretion of Holdings' management.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LPL FINANCIAL HOLDINGS INC.

By:	/s/ Dan H. Arnold
Name: Dan H. Arnold
Title: Chief Financial Officer

Dated: October 7, 2014